EXHIBIT (10)-y

As restated by the Committee on Management
of the Board of Directors on July 31, 1996
Amended on January 1, 2000
Amended on December 1, 2003

EXECUTIVE DEFERRED COMPENSATION PLAN
1.	Introduction
The Executive Deferred Compensation Plan (the "Plan") provides the opportunity for executives of Bausch & Lomb Incorporated (the "Company") to defer all or part of their compensation as follows:
	a)	Payments under the Annual Incentive Compensation Program ("AICP") or payments made under a Sales Incentive Program (SIP);
	b)	Base salary;
c)

After deferrals to the Company's 401(k) Account Plan exceed the indexed cap on contributions to the 401(k) Account Plan under Section 401(k) of the Internal Revenue Code (the "401(k) Account Plan Cap"), salary may be deferred to the Plan and the Company will make matching contributions to the extent it would have made such contributions under the 401(k) Account Plan, but for the 401(k) Account Plan Cap; and

	d)	Cash payments made under the Long-Term Performance Unit Plan.
2.	Restatement, Effective Date

This Plan is a restatement of the Company's Executive Deferred Compensation Plan dated February 25, 1992, as amended (the "1992 Plan"). The effective date of the Plan is January 1, 1997 (the "Effective Date"). It covers eligible compensation earned after the Effective Date and deferred hereunder as well as all monies previously deferred under the 1992 Plan.

3.	Eligibility

Commencing on the Effective Date, the Plan is available to all U.S. employees in the senior executive and executive bands and officers of the Company. Compensation deferred under the 1992 Plan by employees who are no longer eligible to defer compensation under this Plan will nonetheless be subject to the terms of this Plan; provided that no modification of the 1992 Plan effected by this Plan shall adversely affect such employees' deferrals under the 1992 Plan.

4.	Amount of Deferral
	a)	An eligible employee may become a participant in the Plan by electing to defer all or part of the compensation referred to in Section 1.
b)

With respect to compensation otherwise due under AICP or SIP a minimum amount of $5,000 per year must be deferred. For deferrals of compensation otherwise payable as base salary, a minimum amount of $500 per month must be deferred over a minimum six-month period. For deferrals of salary to the Plan in excess of the 401(k) Account Plan Cap, there is no minimum amount of deferral. For deferrals of compensation otherwise payable under the Long-Term Performance Unit Plan, 100% of the amount payable must be deferred. Prior to any deferral of compensation all applicable FICA and Medicare taxes will be withheld.

5.	Time of Deferral Election
	a)	A participant's election to defer compensation must be made by written notice to the Plan Administrator on behalf of the Company before the compensation is earned.
b)

In the case of compensation payable under AICP or SIP, the deferral election must be made by December 31 prior to the year during which the incentive payment will be earned. For new employees, the election to defer AICP or SIP compensation to be earned in the year of hire must be made within thirty (30) days of the date of hire.

c)

To defer base salary or salary in excess of the 401(k) Account Cap, the deferral election must be made at least 15 days prior to the first day of the month for which the participant wishes to defer salary.

	d)	To defer cash payments under the Long-Term Performance Unit Plan, the deferral election must be made one year prior to the end of the performance cycle.
	e)	A deferral election will continue in effect only for compensation earned in the current year and must be renewed annually for compensation earned in each subsequent year.
6.	Deferral Election
a)

To defer compensation under the Plan, a participant must give written notice to the Plan Administrator. This notice must include (1) the amount or percentage of compensation to be deferred; (2) selection of investment account(s) (as described in Section 7 hereof); (3) the payment commencement date, (i.e. retirement or date certain); (4) the method of payment desired (i.e. annual, lump sum) and, if annual, the number of years of equal installment payments; and (5) the designation of payment to the participant's estate or beneficiary in the event of the participant's death.

b)

In connection with each election to defer compensation, a participant may irrevocably elect to receive a payout at a future date. The date certain payout shall be a lump sum payment in an amount that is equal to the compensation deferred, plus, if any, related Company matching contributions described in 1(c), together with amounts credited or debited on both such amounts in the manner provided in 7(d), determined as of the valuation date immediately preceding the payout date. Each date certain payout designated by the participant must be as of December 31 of a year that is at least two years after the plan year in which the amount is actually deferred, as specifically elected by the participant. Actual payment will be made within sixty (60) days following the designated December 31 date. By way of example, if a two-year date certain payout is elected for amounts deferred in the plan year commencing January 1, 2004, the two-year payout would first become payable within sixty (60) days after January 1, 2007. Any payment will be subject to the limitation described in section 8g.

c)

Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, a Participant who is an active employee may, with respect to each date certain payout, on a form determined by the Plan Administrator, make one or more additional deferral elections (a "Subsequent Election") to defer payment of such date certain payout to a plan year subsequent to the plan year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Plan Administrator no later than one (1) year prior to the first day of the plan year of earlier date certain payout election and such Subsequent Election provides for at least a two-year deferral beyond the earlier date certain payout election.

d)

For deferral amounts where the participant has selected retirement as the payment commencement date, the participant may not change the payment commencement date. However, the participant may annually change his or her election to an allowable alternative payout method by submitting a new election form at least one year prior to the participant's retirement. The most recently submitted election form will govern the payout of all deferral amounts for which a retirement payment commencement date has been elected. A lump sum payment shall be made or installment payments shall commence no later than sixty (60) days after the last day of the plan year in which the participant retires.

f)

If a participant elects to receive his or her deferred compensation in installments, the installment payments will be calculated in the following manner: the participant's account balance at the payment commencement date will be multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of remaining installment periods.

	g)	Retirement, for purposes of the Plan shall mean the date on which the participant is both (i) at least age 55 and (ii) no longer employed by the Company.
h)

If a participant names someone other than his or her spouse as a beneficiary in the event of participant's death, a spousal consent form must be signed by that participant's spouse and returned to the Company.

7.	Deferred Compensation Investment Accounts
	a)	Monies deferred under the Plan will be transferred to a trustee subject to a "Rabbi" Trust Agreement between the Company and a trustee designated by the Plan Administrator (the "Trust").
b)

The rate of return on deferred compensation is determined by the performance of one or more deferred compensation investment accounts selected by the participant pursuant to the Plan. Deferred compensation investment accounts available under the Plan are determined by the Company's Investment Committee ("Investment Account(s)"). Information on each Investment Account currently available under the Plan may be obtained from the Plan Administrator. The Investment Committee may, from time to time, in its discretion, deem it necessary or advisable to add or delete Investment Accounts or substitute new Investment Accounts for existing Investment Accounts. In such an event, the Plan Administrator will provide participants with reasonable notice of the effective date of the change to permit participants to change their future investment elections.

c)

All investments in Investment Accounts under the Plan are hypothetical. At the time of each deferral of compensation into the Plan, participant will be credited with an imputed number of shares for the Investment Account(s) selected by the participant. Thereafter, the value of a participant's Investment Accounts will fluctuate in accordance with the actual performance of the Investment Accounts. Dividends on the imputed shares also will be credited to the participant's Investment Account.

d)

Earnings/losses on Investment Accounts hypothetically invested in mutual funds or other assets for which daily pricing is available ("Daily-Priced Investments") shall be valued daily in accordance with the relevant terms and conditions of the Daily-Priced Investments. Earnings/losses on Investment Accounts hypothetically invested in investments other than Daily-Priced Investments shall be credited effective on the last business day of each month. All such earnings are net of expenses.

e)

The deferral of compensation on a current basis will be allocated into Investment Account(s) pursuant to the deferral election determined by the participant. The allocation must be in whole percentages; (i.e. 100% into one Investment Account, a 60-20-20 split among three Investment Accounts, etc.).

f)

A participant may elect to reallocate amounts already in his/her Investment Accounts among the various Investment Accounts at such times and in accordance with such procedures as the Plan Administrator may, in its sole discretion, prescribe; except that a reallocation into or out of the Bausch & Lomb Common Stock Investment Account by officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 (i.e. Section 16(b) regulations) may not be made more than once in any twelve (12) month period. In addition, company-matching amounts must remain in Company common stock equivalents.

8.	Payment of Deferred Compensation
a)

A participant's right to payment of deferred compensation under the Plan is a contractual obligation of the Company to the participant, and his or her right to such monies shall be an unsecured claim against the general assets of the Company. However, the Company has established the Trust as an irrevocable rabbi trust for participants for the purpose of holding assets used to pay deferred compensation required by this Plan. The Company shall make periodic contributions to the Trust as may be required to fund amounts payable under the Plan. The Trust provides a participant with assurance that deferred monies will be paid to the participant in accordance with the Plan, except in the event of the Company's bankruptcy or insolvency. Amounts previously deferred have also been transferred to the Trust for the benefit of participants. Notwithstanding the establishment of the Trust, the Company remains ultimately responsible to pay deferred compensation to each participant. This obligation shall be met from the general assets of the Company if the Trust has insufficient funds to pay benefits.

b)

If, in the discretion of the Plan Administrator, a participant has a need for funds due to a financial emergency beyond the control of the participant, a payment may be made to the participant from the funds in his or her account at a date earlier than the payment commencement date chosen by the participant at the time of deferral. A distribution based upon financial hardship may not exceed the amount required to meet the immediate financial need created by the hardship less the amount reasonably available to the participant from other sources. Notwithstanding the foregoing, a participant may not, during a Section 16 Period, obtain a distribution based on financial hardship as to amounts paid into the participant's Bausch & Lomb Common Stock Investment Account (including earnings credited to those amounts). As used herein, the term "Section 16 Period" shall mean any period subsequent to the Effective Date, during which the participant was subject to Section 16 of the Securities Exchange Act of 1934.

A participant requesting a hardship distribution must supply the Plan Administrator with a statement indicating the nature of the need creating the financial hardship, the fact that all other available resources are insufficient to meet the need, and any other information that the Plan Administrator deems necessary to evaluate whether a financial hardship exists.

c)

A participant may make an early withdrawal of monies deferred under the Plan at anytime, subject to the following penalties:

      *   forfeiture of 10% of the amount of the early withdrawal; and
      *   suspension of eligibility to make further deferral elections for a period of five years.

Notwithstanding the foregoing, a participant may not, during a Section 16 Period, obtain a distribution under this Subsection as to amounts paid into the participant's Bausch & Lomb Common Stock Investment Account (including earnings credited to those amounts).

d)

In the event of a participant's death before he or she has received all of the deferred compensation payments to which he or she is entitled, payments will be made, according to the participant's deferral election pursuant to Section 6 hereof, to the participant's estate or beneficiary either (a) continuing in the same manner as designated with respect to payments to the participant while living or (b) in a single lump sum payment the value of which is determined as of the date immediately following the participant's death and paid on the first January 15 following such valuation date (or as soon as reasonably possible thereafter).

	e)	All payments made to participants under the Plan shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.
f)

Notwithstanding any payout election a participant may have made under Section 6, upon termination of employment with the Company, a participant's account balance shall be paid in a lump sum unless the Plan Administrator determines, in its sole discretion for amounts over $50,000, to cause the balance to be paid in substantially equal annual installments over no more than five (5) years. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the end of the plan year of the participant's termination of employment. Unpaid installments shall continue to be credited or debited with earnings or losses as provided in section 7(d) until distributed. Any payment made shall be subject to the limitation described in Section 8g. Termination of employment shall mean the severing of employment with the Company, voluntarily or involuntarily, for any reason other than retirement, death, or authorized leave of absence.

g)

If the Company determines in good faith that there is a reasonable likelihood that any compensation paid to a participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Internal Revenue Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the participant pursuant to this Plan is deductible, the Company may defer all or any portion of such distribution under this Plan.

h)

Upon a Change of Control (as defined below) notwithstanding a participant's payment commencement date with respect to any compensation deferred hereunder or method of payout with respect to any compensation deferred hereunder, all amounts in a participant's deferred compensation account (including earnings credited thereto) shall be due and payable to the participant in a cash lump sum within 15 days following the Change of Control; provided, however that amounts paid into the participant's Bausch & Lomb Common Stock Investment Account during a Section 16 Period (including earnings credited to those amounts) shall be due and payable only upon termination of the participant's employment following a Change in Control or, if earlier, the payment commencement date previously elected by the participant. For purposes of this Plan, Change of Control shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2 are satisfied; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or

     (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

9.	Fail-Safe Provision Plan
a)

This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any participant to include in his or her federal gross income amounts accrued by the participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder.

b)

Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the participant from being required to include in his or her federal gross income amounts accrued by the participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. By way of example, but not by way of limiting the generality of the foregoing, if a statute is enacted that would require a participant to include in his or her federal gross income amounts accrued by the participant under the Plan prior to the date on which such amounts are made available to him or her because of the participant's right to receive a distribution of a portion of his of her account under Section 8c, the right of all participants to receive distributions under Section 8c shall be null and void as of the effective date of that statute. If only a portion of a participant's account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts participants who have a certain status with respect to the Company, then only such participants shall be subject to this Section.

c)

If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

10.	Administration

The Treasurer of the Company, as the designee of the Compensation Committee of the Board of Directors, shall be the Plan Administrator and has the authority to control and manage the operation and administration of the Plan. The Investment Committee shall be the Investment Committee of Bausch & Lomb Incorporated.

11.	Assignability
No right to receive payments under the Plan is transferable or assignable by a participant except by will or by the laws of descent and distribution.
12.	Business Days
In the event any date specified falls on a Saturday, Sunday, or holiday, such date will be deemed to refer to the next business day thereafter.
13.	Amendment

The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors or the Compensation Committee of the Board of Directors of the Company. No such amendment, modification, or termination will, without the consent of the participant, adversely affect the participant's accruals in his or her deferred compensation account.

BAUSCH & LOMB INCORPORATED

By   /s/ David R. Nachbar
David R. Nachbar
Corporate Senior Vice President
Human Resources

Dated: 31st of December, 2003